Exhibit 10.5

DAKTRONICS, INC.

March 5, 2025

Howard I. Atkins

[Address]

By Electronic Mail: [●]@[●].com

Dear Howard:

We are pleased to extend you an offer of employment as Acting Chief Financial Officer and Chief Transformation Officer of Daktronics, Inc. (the “Company”), reporting to the Company’s Board of Directors (the “Board”). Your employment hereunder will begin on March 5, 2025 (the “Start Date”) and shall continue until such time as a Chief Financial Officer is appointed by the Board or your position as Acting Chief Financial Officer and Chief Transformation Officer is terminated by the Board. The period that you are employed as Acting Chief Financial Officer and Chief Transformation Officer pursuant to the terms of this letter agreement is referred to as the “Acting CFO Employment Period.” You will remain a member of the Board during the Acting CFO Employment Period but, by executing this letter, resign from all current Board committees on which you serve. You agree to work fulltime, and to fully and completely fulfill the responsibilities of the CFO and CTO during the Acting CFO Employment Period. You agree to travel to Brookings, South Dakota as needed to perform your duties as Acting Chief Financial Officer and Chief Transformation Officer. On a monthly basis, the board will evaluate your performance as Acting CFO and CTO, and you will report at least monthly to the Company’s Chief Executive Officer and Board on your progress.

During the Acting CFO Employment Period, you will be provided cash compensation at a monthly rate of $75,000, less applicable taxes and withholding, paid in accordance with the Company’s normal payroll practices. In addition, no later than March 7, 2025, you will receive a lump sum cash signing bonus of $225,000, less applicable taxes and withholding.

This amount is intended to constitute base salary as well as an annual bonus incentive. Consequently, you will not be entitled to receive an annual incentive bonus under the Company’s annual incentive plan nor will you continue to receive compensation as a non-employee member of the Board.

Subject to approval by the Board, you will be eligible to receive a one-time equity award of Restricted Stock Units of the Company (the “Equity Award”) with a grant date fair value of $150,000. The Equity Award will be subject to the terms of the applicable award agreement and the Company’s 2020 Incentive Stock Plan. The award agreement will provide that the Equity Award shall vest in three equal installments on the first, second, and third anniversaries of the date of grant but will become 100% vested upon the appointment by the Board of a Chief Financial Officer provided you remain continuously employed with the Company up to such appointment. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Your employment will be on an “at will” basis, meaning that either you or the Company may terminate your employment hereunder or change your title or position with the Company (and thus end the Acting CFO Employment Period) at any time and for any reason or no reason. Any demotion from your position as Acting Chief Financial Officer, change in your title or reporting relationship, or reduction of your base salary, target bonus or targeted long term incentives following which modification(s) you continue in employment with the Company will not constitute “good reason” for your resignation or a constructive termination (or any similar or analogous concepts) under any severance plan or arrangement of the Company or under any equity awards held by you or under any other compensatory arrangements of the Company resulting in additional or accelerated payments or benefits.

You will be expected to continue to abide by all non-disclosure, non-competition, and non-solicitation agreements in effect between you and the Company or any of its affiliates. In addition, you agree that you will abide by all applicable Company policies and codes of ethics in effect from time to time.

This agreement shall be subject to, and construed according to, the laws of the State of South Dakota without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

Please sign below to acknowledge your agreement to the terms herein. We look forward to your contributions to the Company.

On behalf of Daktronics, Inc.:

Title:

ACCEPTED AND AGREED:

By:
Howard I. Atkins

Date: